Exhibit 6.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of this 1st day of February 2019, by and between Millenium Financial Group, Inc. (the “Employer”), a Maryland corporation, and William Hunt Poffenbarger, Jr., a resident of the State of Maryland (the “Employee”).

RECITALS:

Employee currently serves as President of Employer; and

Employee and Employer desire that Employee continues to be employed by the Employer on the terms and conditions contained herein.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.                            DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1          “Affiliate” means any business entity that controls the Employer, is controlled by or is under common control with the Employer.

1.2          “Agreement” means Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3          “Area” means the geographic area within a radius fifty (50) miles of the location of any office provided and maintained by Employer or any other entity which shall own the Employer. It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee’s employment hereunder.

1.4          “Board” means the board of directors of the Employer.

1.5          “Business of the Employer” means the business conducted by the Employer, which is mortgage lending and activities related thereto.

1.6          “Cause” means any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a)            any act that constitutes, on the part of the Employee, fraud or material dishonesty toward the Employer;

(b)           the conviction of the Employee of a felony or crime involving moral turpitude;

(c)            the Employee’s entering into any transaction or contractual relationship with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, that in the case of this Clause (c), such conduct will not constitute Cause unless the Board delivers to the Employee written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than forty-five (45) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time;

(d)           the Employee breaches the covenants contained in Sections 5, 6, 7 or 8 hereof;

(e)            a material breach by Employee of any provision contained herein; or

(f)            conduct by the Employee that results in removal of the Employee as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7          “Change in Control” means any one of the following events:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Employer, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of the Employer;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Employer immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of the Board; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

(c)           the approval by the stockholders of the Employer of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the Employer to any third party.

For avoidance of doubt, the Consolidation of Employer shall not constitute a Change in Control.

1.8          “Code” means the U.S. Internal Revenue Code.

1.9          “Company Information” means Confidential Information and Trade Secrets.

1.10        “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) that is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and that has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.11        “Effective Date” means February 1, 2019.

1.12        “Good Reason” means any of the following events or conduct during the Term preceding a termination of employment initiated by the Employee:

(a)           a material diminution in the powers, responsibilities or duties of the Employee hereunder or a material change as to whom Employee reports and who reports to Employee;

(b)           the failure of the Board to elect the Employee as President;

(c)           a material breach of the terms of this Agreement by the Employer;

(d)           a change in the location of the principal office of Employee more than thirty-five (35) miles from its existing location;

(e)           a material reduction of benefits provided to Employee under Section 4.6 of this Agreement during the Term or any extensions thereof unless such reduction is reasonably related to the financial performance of the Employer or the performance of Employee under this Agreement; or

(f)            a material reduction in the dollar amount of any bonus paid to Employee under a Board adopted bonus plan during the Term or any extensions thereof unless such reduction is reasonably related to the failure of Employee to meet all or part of the criteria for the bonus under such bonus plan or any regulatory restriction on the payment of a bonus or any portion thereof.

Provided, however, that no termination of employment that is triggered by any conduct or event described in this Section 1.12 shall constitute a termination of employment for Good Reason unless the Employee has first provided the Employer with the opportunity to cure the conduct or event by giving the Employer a written notice describing in sufficient detail the Employee’s belief that a Good Reason exists, which notice is given within forty-five (45) days after Employee becomes aware of the existence of the condition alleged to constitute Good Reason, and the condition is not cured within forty-five (45) days from the date such notice is received by the Employer.

1.13          “Permanent Disability” means the total inability of the Employee to perform the Employee’s duties under this Agreement for a period of one hundred and eighty (180) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee or by a physician selected by Employer’s long-term disability insurance carrier in the event Employer has such insurance coverage.

1.14       “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists or other nonpublic information relating to actual or potential customers or suppliers, which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.                                              DUTIES.

2.1          During the Term, as defined below, the Employee is employed as President of the Employer. During the Term, the Employee must perform and discharge well and faithfully the duties that are generally associated with the job titles Employee may hold at the Employer and as may be reasonably assigned to him from time to time by the Employer in connection with the conduct of its business, and shall be subject to the reasonable direction of the Chair of the Employer.

2.2          In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

(a)           devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement in all material respects all management policies and decisions communicated to him by the Board; and

(c)           timely prepare and forward to the Board all reports and accounting as may be reasonably requested of the Employee.

2.3          The Employee must devote the Employee’s entire business, time, attention and energies to the Business of the Employer and must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The preceding sentence will not be construed as preventing the Employee from other business and professional activity, including those already in effect shall be reported and approved by the Board on an annual basis and will not be unreasonably withheld, including, but not limited to:

(a)            investing the Employee’s personal assets in businesses that are not in competition with the Business of the Employer and that will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b)           purchasing securities in any corporation whose securities are regularly traded, provided that such purchase will not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c)            participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee’s engaging in them.

3.                                             TERM AND TERMINATION.

3.1          Term. The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to as the “Term.” The Term of this Agreement is for three (3) years and commences on the Effective Date. The Term of this Agreement expires on February 1, 2022. The Term shall automatically extend for one year on the first anniversary of the Effective Date and each such succeeding anniversary unless either party gives written notice of non renewal to the other party no later than ninety (90) days before any anniversary of the Effective Date. One hundred and twenty (120) days prior to each anniversary date hereof, the Board or a committee thereof may conduct a comprehensive performance evaluation and review of Employee to determine whether to give notice of non renewal as provided herein. The evaluation and review shall be documented in the minutes of the Board or committee thereof. Upon expiration of the Term, this Agreement terminates and if Employee remains employed at Employer after such termination, Employee will become an employee at will.

3.2          Termination. The employment of the Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1.       By the Employer:

(a)            for Cause at any time, upon written notice to the Employee, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)           without Cause at any time, provided that the Employer gives the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.7.

(c)        upon the Permanent Disability of Employee, in which event Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination and the continuance of insurance benefits then in place for the Employee’s family for the remainder of the Term.

3.2.2.      By the Employee:

(a)            for Good Reason at any time, in which event the Employer will be required to make the termination payments under Section 3.7, provided Employee gives the Employer ninety (90) days prior notice of the specific Good Reason and Employer does not cure such Good Reason within such ninety (90) day period; or

(b)           without Good Reason, provided that the Employee gives the Employer sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer will have no further obligation to the Employee except for future payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3.      By the Employee within one (1) year following a Change in Control; provided that the Employee gives at least thirty (30) days’ prior written notice to the Employer of the Employee’s intention to terminate this Agreement with such resignation to be effective immediately, in which event the Employer will be required to make a termination payment under Section 3.7.

3.2.4.      At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5.      Immediately upon the Employee’s death, in which event the Employer will have no further obligation to the Employee except for: (1) the payment of any amounts due and owing under Section 4 on the date of Employee’s death; (2) the payment within 30 days of a lump sum equal to 1/4 of the annual Base Salary being paid to the Employee at the time of his death; and (3) the continuance of all insurance benefits then in place for Employee’s family for the remainder of the Term.

3.3          Effect of Termination. Termination of the employment of the Employee pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4          Suspension With Pay. Nothing contained herein will preclude the Employer from releasing the Employee of the Employee’s normal duties and suspending Employee, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of Employee.

3.5          Suspension Without Pay.

3.5.1.      If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served by an appropriate regulatory agency, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.

3.5.2.      If the charges in such notice are dismissed, the Employer shall:

(a)           pay Employee all of the compensation withheld while its contract obligations were suspended; and/or

(b)           reinstate all of its obligations that were suspended.

3.6          Other Regulatory Requirements. Intentionally Omitted.

3.7          Termination Payments.

3.7.1.      In the event the Employee’s employment pursuant to this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to Section 3.2.2(a) and a Change in Control has not occurred, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to one-twelfth of the Average Annual Compensation (as defined below) in equal monthly installments for the remaining period of the Term (“Separation Pay”) subject to any applicable provisions of Code Section 409A including but not limited to any required payment deferral or delay.

3.7.2.      The provisions of this Agreement providing for payments upon a termination of the Employee’s employment pursuant to this Agreement are intended to specify a “separation from service” payment event within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder, and shall be construed accordingly. Termination of employment means the complete cessation of the Employee’s rendering of services to the Employer including death, disability and retirement and as may be determined under Treasury Regulation Section 1.409A-1(h).

3.7.3.      In the event a Change in Control has occurred or in anticipation thereof and the Employee’s employment pursuant to this Agreement is terminated by Employer pursuant to Section 3.2.1(b) or by Employee pursuant to Section 3.2.3 within one (1) year of the effective date of such Change in Control, the Employee shall be entitled to a lump sum payment equal to 2.99 times his Average Annual Compensation and shall be paid such lump sum payment by Employer within 24 hours of the effective date of termination of the Employee’s employment pursuant to this Agreement. For clarity, in the event a payment is made under this Section 3.7.3, Employee is not entitled to a payment under Section 3.7.1. As used herein, the term “Average Annual Compensation” means the Employee’s average annual taxable compensation (as defined under Internal Revenue Service regulations promulgated under section 280G of the Internal Revenue Code to include not only base salary and bonuses but also stock and stock options and other taxable incentives) paid by the Employer during the most recent five (5) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Employee was employed by the Employer). In the event a payment is made under this Section 3.7.3, Employee shall not be entitled to any other severance payments.

3.7.4.      Notwithstanding any other provision of this Agreement to the contrary, unless otherwise agreed by the Employer and the Employee, if any part of the payment of the amount pursuant to a Change in Control would constitute a golden parachute payment under the Code, that part of the payment will not be made or will be made on such terms as will allow it to not constitute a golden parachute payment.

4.                                             COMPENSATION AND BENEFITS.

4.1          Compensation. The Employee will receive the following salary and benefits:

(a)            Base Salary. During the Term the Employee will receive a base salary at the rate of $200,000.00 per annum, payable in substantially equal installments in accordance with the Employer’s regular payroll practices (“Base Salary”). The Employee’s Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board in its sole discretion.

(b)           Incentive Compensation.

(i)             In addition to Employee’s Base Salary under Section 4.1(a), within thirty (30) days following the end of each fiscal quarter of the Employer’s operations, the Employer shall pay the Employee a cash bonus equal to ten percent (10%) of the after tax net income of the Employer for such fiscal quarter. As used herein, the phrase “after tax net income” shall have the same meaning as such phrase is described, utilized and reported in the Employer’s financial statements.

(ii)           The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

The bonus amounts that may be payable to the Employee pursuant to this Section 4.1(b) are referred to herein as “Incentive Compensation”.

4.2          Business Expenses. The Employer specifically agrees to reimburse the Employee for reasonable business (including cell phone and travel) expenses incurred by the Employee in the performance of the Employee’s duties hereunder, as approved from time to time by the Board, provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.3          Vacation. The Employee will be entitled to vacation in each year of this Agreement as described in the Employee’s employee handbook during which time the Employee’s Base Salary will be paid in full.

4.4          Benefits. In addition to the Base Salary and Incentive Compensation, the Employee will be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee or for Employee individually. All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement, life and disability insurance benefits and such other benefits as the Employer deems appropriate. Employer shall provide health insurance at its expense and at the same level of coverage as existed at the time of Employee’s termination of employment to Employee and his family for a period of one year after the date of termination or expiration of this Agreement unless the Employee’s employment pursuant to this Agreement is terminated for Cause, in which event Employer is under no obligation to provide health insurance to Employee or his family after termination of Employee’s employment pursuant to this Agreement.

4.5          Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.6          Use of an Automobile. During the Term, Employer shall provide Employee with an automobile selected by Employer which Employee may use for business and personal purposes. Employer shall be responsible for the costs of the maintenance and gasoline. Notwithstanding the foregoing, Employee shall reimburse Employer for such personal use of the automobile on a monthly basis in accordance with the custom of the Employer. Employee shall be responsible for any income tax associated with the automobile.

5.                                              COMPANY INFORMATION.

5.1          Ownership of Information. All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligations of the Employee. The Employee agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and will take any and all actions necessary, and will not fail to take any action necessary, to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3          Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee’s possession or control.

6.                                              NON-COMPETITION. In the event the Employee’s employment pursuant to this Agreement is terminated for any reason and a Change in Control has not occurred, commencing on the termination date for a period equal to three (3) years, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity that involves duties and responsibilities similar to those undertaken for the Employer, engage in any business that is the same as or essentially the same as the Business of the Employer. In the event a Change in Control has occurred and the Employee’s employment pursuant to this Agreement is terminated for any reason, commencing on the termination date for a period equal to three (3) years, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity that involves duties and responsibilities similar to those undertaken for the Employer, engage in any business that is the same as or essentially the same as the Business of the Employer.

7.                                              NON-SOLICITATION OF CUSTOMERS. The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) two (2) years; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers with whom the Employee has had material contact during the last two (2) years of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.                                            NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) two (2) years; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not, except for Employee’s Administrative Assistant, within the Area, on the Employee’s own behalf or in the service or on behalf of others, solicit, or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9.                                            REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10.                                          SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.                                          NO SET-OFF BY THE EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.                                           NOTICE. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

(i)             If to the Employer, to it at:

24 West Main Street

P.O. Box 75

Middletown, MD 21769-0075

Attn: Board Chair

(ii)           If to the Employee, to the Employee at:

6776 Burkittsville Road

Middletown, MD 21769

13.                                          ASSIGNMENT. Neither party hereto may assign or delegate this Agreement, or any of its rights or obligations hereunder, without the written consent of the other party hereto, provided, however, that the Employer may assign this Agreement to any successor of the Employer or to the purchaser of all or substantially all of the Employer’s assets without the consent of the Employee.

14.                                          WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.                                          ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except for controversies or claims relating to Sections 5 through 8 of this Agreement that will be handled pursuant to Section 9 of this Agreement, will be settled by binding arbitration in accordance with the Employment Rules of the American Arbitration Association using one arbitrator. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16.                                          ATTORNEY’S FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Employee must employ separate legal counsel regarding such litigation, the Employer shall advance to the Employee, within thirty (30) days after receiving copies of invoices submitted by Employee, any and all reasonable attorney’s fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit. The Employee must reimburse the Employer for any and all advances that exceed the first $5,000 advanced to the Employee for such legal expenses only if and to the extent that a final decision by a court of competent jurisdiction has determined that the Employee is not entitled to receive any amounts due or to enforce any of the rights under this Agreement.

17.                                          APPLICABLE LAW. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland unless preempted by federal law. If the implementation of any of the provisions of this Agreement would subject the parties to taxes or penalties under Code Section 409A, the implementation of such provision shall be modified to avoid such taxes and penalties to the maximum extent possible while preserving the benefits intended to be provided to the Employee under the Agreement. Under no circumstances may the vesting or payment of any benefits be accelerated, except as provided herein. The parties agree that any appropriate state court located in Frederick County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18.                                          INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19.                                          ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement including, for avoidance of doubt, the Original Agreement, are hereby expressly terminated.

20.                                          RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.                                          SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22.                                         APPLICABILITY OF EMPLOYEE HANDBOOK.  Employee acknowledges that he has received and reviewed the current version of the Employee Handbook. Employee agrees that the Employee Handbook shall fully apply to the employment relationship except as it has been modified by this Agreement. In the event of any conflicts between the provisions of this Agreement and the Employee Handbook, the provisions of this Agreement shall control.

[Signatures are on the following page]

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

MILLENIUM FINANCIAL GROUP, INC.

By:
Its: Board Chair

THE EMPLOYEE:

William Hunt Poffenbarger, Jr.